                                                                   EXHIBIT 10.2



                   AMENDED AND RESTATED PATENT AND TECHNOLOGY
                              ASSIGNMENT AGREEMENT



        THE PATENT AND TECHNOLOGY ASSIGNMENT AGREEMENT, dated as of April 3, 1992, as amended by that certain letter agreement dated November 16, 1994, and amended and restated as effective this 16th day of June, 2000 (the "RESTATEMENT EFFECTIVE DATE"), is made by and between Sunrise Technologies International, Inc., f/k/a Laser Biotech, Inc., a Delaware corporation, having its principal place of business at 3400 West Warren Avenue, Fremont, California 94538 (hereinafter, "SUNRISE") and Bruce J. Sand, M.D., F.A.C.S. of 638 Lindero Canyon Road, Suite 507, Oak Park, California 91301 (hereinafter, "DR. SAND").

                              W I T N E S S E T H :

WHEREAS, Sunrise and Dr. Sand are parties to a Patent and Technology Assignment Agreement dated as of April 3, 1992, as amended by that certain letter agreement dated November 16, 1994 (and together with all other agreements whether oral or written between the parties existing prior to the date hereof, the "ORIGINAL ASSIGNMENT AGREEMENT");

WHEREAS, the parties hereto wish to amend and restate the Original Assignment Agreement in the form of this Amended and Restated Patent and Technology Assignment Agreement (the "AMENDED AND RESTATED PATENT AND TECHNOLOGY ASSIGNMENT AGREEMENT");

WHEREAS, this Amended and Restated Patent and Technology Assignment Agreement is given in amendment to, restatement of and substitution for the Original Assignment Agreement;

WHEREAS, the parties to this Amended and Restated Patent and Technology Assignment Agreement shall simultaneously enter into that certain Royalty Acceleration Agreement dated June 16, 2000 (the "ROYALTY ACCELERATION AGREEMENT") whereby Sunrise and Dr. Sand agree to amend and alter all prior arrangements between the parties regarding Dr. Sand's royalty rights under the Original Assignment Agreement by hereby liquidating and terminating Dr. Sand's rights to such royalties under the Original Assignment Agreement in exchange for warrants of common stock in Sunrise Technologies International, Inc. to the mutual benefit of the parties; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties hereto agree that the Original Assignment Agreement shall be and is hereby amended and restated in its entirety as follows:

                                    ARTICLE 1

                                   DEFINITIONS

1.1 "Affiliates" means any corporations or other entities that control, are controlled by, or are under common control with a particular entity. "Control" means the ownership directly or indirectly of fifty percent (50%) or more of the shares entitled to vote for the election of directors (or other managing authority) of the subject entity, so long as that control exists.

1.2     "Combination Products" means products that comprise (i) a Product, and
        (ii) at least one other product or component that is sold together with the Product as a single unit.

1.3 "Products" means a laser device for the shrinking of collagen tissue, comprising: (i) a laser source (including power supply); and (ii) a device through which the laser beam is delivered to the collagen tissue; if Sunrise's manufacture or sale of such device would directly or contributorily infringe or induce infringement of a Valid Claim in the country for which the device is made or in which the device is sold.

1.4 "Patent Rights" means all worldwide rights of Dr. Sand to any subject matter described, claimed or covered by any of the patents or patent applications listed in Exhibit A, including any foreign counterparts, continuations, continuations-in-part, divisions, and reissues, and extensions of any of the foregoing.

1.5 "Related Technology" means all ideas, know-how, trade secrets, data, inventions, discoveries and any other proprietary rights (excluding the Patent Rights) related to the Patent Rights developed in whole or in part by Dr. Sand prior to or during the term of this Agreement.

1.6 "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights that has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, and that has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                                    ARTICLE 2

                                   ASSIGNMENT

2.1 Assignment. Dr. Sand hereby irrevocably assigns exclusively to Sunrise all worldwide rights in and to the Patent Rights and Related Technology, including, without limitation, all of the patents or patent applications listed in Exhibit A, and all foreign counterparts, continuations, continuations-in-part, divisions, and reissues and extensions of any of the foregoing and the exclusive right to exclude others from making, using and selling any products, and to practice any process, procedure or method covered by and otherwise exploit the Patent Rights and Related Technology and the exclusive right to maintain and defend actions with respect to all of the foregoing.

2.2 Delivery of Technical Information. Promptly after signing this Agreement and continuously during the term hereof, Dr. Sand shall convey to Sunrise all data, documentation and other physical embodiments of the Related Technology required by Sunrise for its complete understanding and effective use of the Related Technology.

                                    ARTICLE 3

                                     PAYMENT

3.1 Subject to the terms of the Royalty Acceleration Agreement, Sunrise and Dr. Sand hereby agree to terminate the payment of all royalties to Dr. Sand on sales of Products and Combination Products as provided for in the Original Assignment Agreement in exchange for a warrant (the "Warrant") to purchase 750,000 shares of common stock of Sunrise at an exercise price of $.01 per share, which shall be substantially in the form of Exhibit B attached hereto. Dr. Sand shall assign the patent titled "Prevention of Regression in Refractive Keratoplasty" application #09\550,579. On the date hereof, Sunrise shall no longer make royalty payments to Dr. Sand, and no royalties shall be paid to Dr. Sand under any agreement or arrangement with Sunrise.

3.2 Subject to the terms of the Royalty Acceleration Agreement, Dr. Sand hereby agrees (i) to accept the Warrant in exchange for the termination of all of his royalty rights on the sales of Products and Combination Products as provided for in the Original Assignment Agreement and (ii) to assign to Sunrise free of all liens and claims all the patents and technologies contemplated in the Amended and Restated Patent and Technology Assignment Agreement as more specifically described in Exhibit A hereto as well as assign the patent titled "Prevention of Regression in Refractive Keratoplasty" application #09\550,579.


                                   ARTICLE 4

                              TERM AND TERMINATION

4.1 Unless sooner terminated pursuant to this Article 4, this Agreement shall commence upon the Restatement Effective Date and shall automatically expire upon the later of (a) the expiration of the last-to-expire patent within the Patent Rights, or (b) the abandonment of the last application within the Patent Rights.



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

        All of the provisions of this Agreement shall survive expiration of this Agreement except Article 7, which shall terminate.

4.2 Termination for Breach. Either party shall have the right to terminate this Agreement by written notice if the other party materially breaches this Agreement and has failed to cure such breach within sixty (60) days of receipt of written notice from the nonbreaching party describing such default and its intention to terminate this Agreement.

4.3 General. Upon the expiration or termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.

                                    ARTICLE 5

                                 CONFIDENTIALITY

5.1 Obligations of Dr. Sand. All scientific and technical information known or possessed by Dr. Sand concerning the Patent Rights or the Related Technology shall be deemed "Confidential Information." Dr. Sand shall not disclose or provide any such Confidential Information to any third party without the other party's prior written consent.

5.2 Obligations of Sunrise. Sunrise shall protect the Confidential Information in a manner consistent with Sunrise's protection of its other confidential information.

                                    ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES

6.1     By Dr. Sand. Dr. Sand represents and warrants to Sunrise that:

        (A) Dr. Sand is the sole owner of the Patent Rights and, to the best of his knowledge, of the Related Technology, and has the full right and authority to enter into this Agreement and grant the licenses granted herein;

        (B) Dr. Sand has not previously granted and will not grant during the term of this Agreement any rights in the Patent Rights or Related Technology (except for the grant included in the Original Assignment Agreement and the Restated Agreement, both of which are superseded by this Agreement and have no further force or effect);

        (C) Dr. Sand is not aware of any claims that would invalidate any patent(s) or patent applications listed in Exhibit A;



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

        (D) Exhibit A includes all patents and patent applications owned by Dr. Sand, or claiming inventions made in whole or in part by Dr. Sand, prior to the Effective Date. Dr. Sand owns no rights, and to the best of his knowledge, no other person or entity owns any rights in any patent or patent application the claims of which would dominate the claims of a patent or application within the Patent Rights or necessarily be infringed by Sunrise's manufacturing, sale or use of the Products; and

        (E) This Agreement constitutes Dr. Sand's legal, valid and binding agreement. Dr. Sand's execution, delivery and performance of this Agreement will not constitute a violation or breach of any agreement or contract to which Dr. Sand is a party or by which Dr. Sand is bound, or the terms of any judicial or administrative decree to which Dr. Sand is subject.

6.2     By Sunrise. Sunrise represents and warrants to Dr. Sand that:

        (A) Sunrise's Board of Directors has approved Sunrise's entering into and performing this Agreement; and

        (B) This Agreement constitutes Sunrise's legal, valid and binding agreement. Sunrise's execution, delivery and performance of this Agreement will not constitute a violation or breach of any agreement or contract to which Sunrise is a party or by which Sunrise is bound, or the terms of any judicial or administrative decree to which the Sunrise is subject.

                                    ARTICLE 7

                               PROCESS DESIGNATION

        Sunrise and Dr. Sand agree to designate as "the Sand Process" the method of shrinking collagen comprising the step of irradiating tissue with energy having a wavelength in the range of about 1.80 to 2.55 microns to permit that dissemination so as to create public association of the designation with the method in and, wherever reasonably possible to promote that designation so as to create public association of the designation with the method. In particular, Sunrise agrees to identify the "Sand Process" in all Sunrise financial or earnings public releases, all Sunrise press releases, all sales materials used to solicit customers, including, but not limited to, videos, CD's, and websites, and on all exhibit booths at trade shows.

                                    ARTICLE 8

                       PATENT PROSECUTION AND MAINTENANCE

        Sunrise shall have the right, at its expense and in its sole discretion to maintain and apply for, seek prompt issuance of, and maintain any patents within the Patent


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

Rights. Sunrise shall keep Dr. Sand reasonably informed of all material developments in connection with the prosecution and maintenance of the Patent Rights.

                                    ARTICLE 9

                                  INFRINGEMENT

9.1 Notification. Sunrise and Dr. Sand shall promptly inform the other in writing of any alleged infringement of which it shall have notice by a third party of any patents within the Patent Rights and provide the other party with any available evidence of infringement.

9.2 Enforcement. Sunrise shall have the exclusive right, but shall not be obligated, to prosecute at its own expense, any such infringements of the Patent Rights and/or Related Technology and, in furtherance of such right, Dr. Sand hereby agrees that during the term of this Agreement, Sunrise may join Dr. Sand as a party plaintiff in any such suit or proceeding, without expense to Dr. Sand. The total cost of any such infringement action commenced by Sunrise shall be borne by Sunrise.

9.3 Infringement of Others' Rights. If Sunrise receives a claim by a third party that practice of the Patent Rights or Related Technology by Sunrise infringes proprietary rights of any third party, Sunrise shall defend any action or proceeding against Dr. Sand and may, at its option, defend any action or proceeding against Sunrise with respect to such claim. Dr. Sand shall give Sunrise prompt notice of the commencement of any such action or proceeding or of any claim of infringement, shall furnish to Sunrise a copy of each communication relating to the alleged infringement and shall give Sunrise all authority, including the right to exclusive control of the defense and settlement of any such action or proceeding, and shall render all information and assistance necessary to such defense or settlement.

        Sunrise shall pay any expenses, including attorney's fees, incurred by either party in connection with any such action or proceeding, any damages and costs finally awarded against the infringing party and the amount of any settlement approved by Sunrise with respect to any such action or proceeding.

9.4 Cooperation. In any infringement suit Sunrise may institute to enforce or defend the Patent Rights and Related Technology pursuant to this Agreement, Dr. Sand shall, at the request of Sunrise, cooperate in all respects and, shall testify when requested and make available relevant records, papers and information.



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                                   ARTICLE 10

                                   ASSIGNMENT

        Dr. Sand agrees that his rights and obligations under this Agreement may not be assigned without the prior written consent of Sunrise. Dr. Sand may assign his right to receive Warrants under this Agreement provided he gives written notice of the assignment to Sunrise. Sunrise may assign or otherwise transfer this Agreement and the rights granted hereunder (i) to any entity to which Sunrise has assigned, sold, leased, transferred or otherwise disposed of all or substantially all of the assets of Sunrise; or (ii) to any successor corporation resulting from any merger or consolidation of Sunrise with or into another corporation; or (iii) to one of its Affiliates, provided that any permitted assignee or transferee shall agree in writing to comply with all the terms and conditions applicable to Sunrise under this Agreement.

                                   ARTICLE 11

                                     NOTICE

11.1 Notices. Any notice, request, demand or other communication by the terms hereof required or permitted to be given by one party to another shall be given in writing by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

        Sunrise:   Sunrise Technologies International, Inc.
                   3400 West Warren Avenue
                   Fremont, California 94538
                   Attn:   John Hendrick
                           Senior VP, COO
                   Phone   510.771.2307
                   Fax     510.623.9163 (fax)
                   e-Mail  jhendrick@sunrise-tech.com

        with copy to: Duane, Morris & Heckscher LLP
                      227 W. Monroe Street
                      Suite 3400
                      Chicago, Illinois 60606
                      Attn:   Eric Fogel, Esq.
                      e-Mail  emfogel@duanemorris.com

        Dr. Sand:  Bruce J. Sand, M.D., F.A.C.S.
                   638 Lindero Canyon Road
                   Suite 507
                   Oak Park, California 91301
                   Phone   818.991.2374
                   Fax     818.991.2264



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

        with copy to: Edward Vincent King, Jr.
                      King & Kelleher LLP
                      One Embarcadero Center
                      17th Floor
                      San Francisco, California 94111
                      Phone   415.781.2888
                      Fax     415.781.3011
                      E-Mail  evking@kingandkelleher.com

or at such other address as may be given by any one of the parties. Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be given upon the date of personal delivery or within three (3) days of being mailed anywhere in the continental United States as registered mail postage prepaid and addressed to the addressee at his last address recorded on the records of Sunrise. Provided however, that during any postal interruption, the said three (3) day period shall not be deemed to commence running until after the termination of such postal interruption.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

12.1 Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of California as if executed and fully performed within California, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

12.2 Jurisdiction, Venue. All disputes arising out of this Agreement shall be subject to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The exclusive venue of the arbitration shall be in Santa Clara County, California and the parties consent to the personal and exclusive jurisdiction and venue of such arbitration. A judgment may be entered upon any arbitration award by a court of competent jurisdiction.

12.3 Marketing. Sunrise intends to use commercially reasonable efforts to bring one or more Products to market and to meet the market demand therefor. However, nothing in this Agreement shall be deemed to require Sunrise to exploit the Patent Rights or the Related Technology nor prevent Sunrise from commercializing products similar to or competitive with Products, in addition to or in lieu of the Products.

12.4 Entire Agreement. The parties hereto acknowledge that this Amended and Restated Patent and Technology Agreement, along with the Consultant Agreement, the Non-Disclosure Agreement, and the Royalty Acceleration Agreement, all of which are dated the date hereof, set forth the entire agreement



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        and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. Without limiting the foregoing, it is understood that the Original Assignment Agreement and all other agreements whether oral or written between the parties existing on the Restatement Effective Date are superseded by this Amended and Restated Patent and Technology Agreement and shall have no further force or effect whatsoever.

12.5 Severability. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

12.6 No Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a subsequent failure to perform any such term or condition by the other party.

12.7 LIMITATION OF LIABILITY. EXCEPT FOR DAMAGES FROM BREACH OF ARTICLE 5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT.

12.8 Product Liability. Sunrise shall defend, indemnify and hold Dr. Sand harmless from and against all claims and expenses, including reasonable attorneys' fees, arising out of the death of or bodily injury to any person or persons or out of any damage to property resulting from Sunrise's production, manufacture, sale, use or lease of the Products; provided that (i) Dr. Sand provides to Sunrise prompt notice of any such claim or expense, (ii) Sunrise shall not be obligated to indemnify Dr. Sand for any claim or expense in connection with any settlement unless Sunrise consents in writing to such settlement, and (iii) Sunrise shall have the exclusive right to defend any such claim.

12.9 No Partnership or Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or agency between the parties hereto.

12.10 Release of Claims. Except as otherwise set forth in this Amended and Restated Patent and Technology Assignment Agreement, Dr. Sand hereby releases, acquits and forever discharges Sunrise, its officers, directors, agents, attorneys, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney's fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to the following: all negotiations, understandings, agreements, oral and written, relating to (i) the



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        acquisition of Laser Biotech Inc., (ii) all royalty and payment agreements involving Dr. Sand, Laser Biotech Inc., and/or Sunrise, (iii) any and all claims of mismanagement or improper conduct that in any way relates to the foregoing or relates to or arises out of the claims set forth in the Arbitration Demand, the Consultant Agreement and the Original Assignment Agreement. Notwithstanding the foregoing, nothing in this Agreement shall constitute a waiver of Dr. Sand's rights arising under the indemnification provisions provided herein.

12.11 Section 1542 Waiver. Dr. Sand acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

                A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Dr. Sand hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




SUNRISE TECHNOLOGIES                             BRUCE J. SAND, M.D.
INTERNATIONAL, INC.,
F/K/A LASER BIOTECH, INC.


By: /s/ JOHN N. HENDRICK                         By: /s/ BRUCE J. SAND, M.D.
   ----------------------------                     ----------------------------
                                                    Bruce J. Sand, M.D.
Name: John N. Hendrick
     --------------------------

Title: C.O.O.
      -------------------------



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

                                    EXHIBIT A


                        LIST OF PATENTS AND TECHNOLOGIES


                                Grant/
Patent No.      Country       Issue/Date      Title
----------      -------       ----------      -----
#4,979,709        USA           6/30/89       "Method for Collagen Shrinkage"
#5,137,530        USA           6/29/90          "           "         "
#5,304,169        USA           8/17/92       "Method and Apparatus for Collagen Shrinkage"
#5,374,265        USA            8/6/92          "           "         "
#5,484,432        USA           1/16/96          "           "         "
#5,591,157        USA            1/7/97          "           "         "
#5,618,284        USA            4/8/97          "           "         "
EPO #0480995 International     10/19/94          "           "         "
     (see attachments)
#60/145,069       USA        July 20, 1999    "Antifibrotic Therapy in Ocular Pathology"
#60/161,147       USA        Oct. 22, 1999    "Remedial Cross-linking to Restore Lamellar
                                               Stability Following Thermal Refractive Keratoplasty"
#60/152,773       USA        Sept. 3, 1999    "Photothermal Refractive Keratoplasty"
#60/147,123       USA        Aug. 4, 1999     "Inhibition of the Biological Response to Injury
                                               from Wavefront-Guided Corneal Modification"
#60/137,459       USA        June 4, 1999     "Molecular and Cellular Biology of Wound Repair
                                               Following Refractive Keratoplasty"
#60/153,589       USA        Sept. 13, 1999   "Thermal Refractive Keratoplasty"
#09/550,579       USA        April 17, 2000   "Prevention of Regression in Refractive Keratoplasty"

                                    EXHIBIT B

                                 FORM OF WARRANT